Consent of Independent Auditors




We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 8, 2001 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life Variable Life Separate Account - Flexible Premium Variable Life Subaccounts (comprised of subaccounts U, FEI, Y, V, IL, X, W, FND, FGI, FVL, FIF, FPH, FNO and FSC), included in Post-Effective Amendment No. 2 to the Registration Statement (Form S-6, No. 333-69777) and related Prospectus for the registration of the American Express Variable Universal Life(SM) Policies (VUL3) to be offered by IDS Life Insurance Company.






/s/  Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001